PROSPECTUS

February 1, 2006

Mosaic Tax-Free Trust

  Mosaic Arizona Tax-Free Fund
  Mosaic Missouri Tax-Free Fund
  Mosaic Virginia Tax-Free Fund
  Mosaic Tax-Free National Fund

The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

www.mosaicfunds.com

Risk/Return Summary: Investments, Risks and Performance

Fund Investment Objectives/Goals

Each mutual fund portfolio offered by Mosaic Tax-Free Trust (the "Trust") shares a common objective: To receive income from municipal bonds and to distribute that income to its investors as tax-free dividends. Generally, a "municipal" bond is one that is issued by a city, state or county government. As a result, all dividends from each of the four Funds offered by the Trust are intended to be free from federal income tax.

The Arizona, Missouri and Virginia Funds have a second objective: To distribute dividends that are intended to be exempt from state (and local) tax as well as federal tax.

Principal Investment Strategies of the Trust

Each fund seeks to achieve its objective through diversified investment in municipal bonds. These securities may be issued by state governments, their political subdivisions (for example, cities and counties) and public authorities (for example, school districts, housing authorities, etc.). The funds may also invest in bonds that, under federal law, are exempt from federal and state income taxation, such as bonds issued by the District of Columbia, Puerto Rico, the Virgin Islands and Guam.

We only purchase "investment grade" bonds for the funds. That means bonds in the top four rating categories awarded by nationally recognized statistical rating organizations such as Moody's and S&P.

Principal Risks of Investing in the Trust

All Funds

Interest Rate Risk

The share price of each of these funds reflects the value of the bonds held by them. When interest rates or general demand for municipal securities change, the value of these bonds change. If the value of these bonds falls, the share price of the fund will go down. If the share price falls below the price you paid for your shares, you could lose money when you redeem your shares.

What might cause bonds to lose value? One reason is because interest rates went up. When this happens, existing bonds that pay a lower rate become less attractive and their prices tend to go down.

Legislative Risk

If Congress or a state legislature changes or limits the tax code or the tax-free nature of municipal bonds, they could lose value.

Call Risk

If a municipal bond issuer "calls" a bond (pays it off at a specified price before it matures), the affected fund could have to reinvest the proceeds at a lower interest rate. It may also experience a loss if the bond is called at a price lower than what we paid.

Capital Gains Tax Risk

You can receive a taxable distribution of capital gain. You may also owe taxes if you sell your shares at a price that is higher than the price you paid for them.

Alternative Minimum Tax (AMT) Risk

Some income you receive may be subject to the Alternative Minimum Tax (up to 20%).

Risk of Default

Although each fund invests only in investment grade bonds, it is still possible that unexpected events could cause the municipality issuing a bond to be unable to pay either principal or interest on its bond.  This could cause the bond to go into default and lose value.

Fund Specific Risks

Arizona Fund

Particular risks to consider when investing in Arizona securities are:

  The State recently faced severe deficits and education costs associated with population growth and border issues
  An increasing debt burden
  There are no general obligation bonds
  The State has a seasonal population
  Its population is concentrated in Phoenix
  The State restricts local school bond issues
  The State's historically low cost of living is rising.

Missouri Fund

Particular risks to consider when investing in Missouri securities are:

  Increasing health and public education costs
  The State Constitution establishes revenue limits tied to personal income growth
  The State's economy is more heavily dependent on transportation than other states
  The State economy is subject to the cyclical automobile and defense-related manufacturing sectors

Virginia Fund

Particular risks to consider when investing in Virginia securities are:

  Struggling textile industry
  The State must have a balanced budget
  Virginians rely heavily on Federal government and technology sector employment
  Single-term governorships may result in volatile financial policies and management

Risk/Return Bar Chart and Performance Table

The following bar charts illustrate the variability of each fund's returns by showing changes in each fund's performance from year to year over a 10-year period (or for the life of the fund, if less than 10 years). After the bar chart for each fund is a table that compares the fund's average annual total returns with those of a broad-based securities market index that is not subject to the fees and expenses typical of mutual funds. Remember, however, that past performance (before and after taxes) does not necessarily indicate how a fund will perform in the future.

Arizona Fund

During the period shown in the bar chart, the highest return for a quarter was 4.38% (quarter ended December 31, 2000) and the lowest return for a quarter was -2.42% (quarter ended June 30, 2004).

Average Annual Total Returns (for the periods ending December 31, 2005)
	Past One Year	Past 5 Years	Past 10 Years
Return before taxes	0.58%	3.86%	4.17%
Return after taxes on distributions	0.53%	3.85%	4.16%
Return after taxes on distributions and sale of fund shares	1.65%	3.83%	4.15%
Lehman Muni Index*	3.51%	5.59%	5.71%

After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes.  Also, actual after-tax returns depend on an investor's tax situation and may differ from those shown. After-tax returns shown are not relevant to investors who hold their shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts (IRAs).

Missouri Fund

During the period shown in the bar chart, the highest return for a quarter was 5.13% (quarter ended September 30, 2002) and the lowest return for a quarter was -2.65% (quarter ended June 30, 2004).

Average Annual Total Returns (for the periods ending December 31, 2005)
	Past One Year	Past 5 Years	Past 10 Years
Return before taxes	1.09%	4.17%	4.34%
Return after taxes on distributions	1.09%	4.17%	4.34%
Return after taxes on distributions and sale of fund shares	1.93%	4.05%	4.25%
Lehman Muni Index*	3.51%	5.59%	5.71%

After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Also, actual after-tax returns depend on an investor's tax situation and may differ from those shown. After-tax returns shown are not relevant to investors who hold their shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts (IRAs).

Virginia Fund

During the period shown in the bar chart, the highest return for a quarter was 4.62% (quarter ended December 31, 2000) and the lowest return for a quarter was -2.48% (quarter ended June 30, 2004).

Average Annual Total Returns (for the periods ending December 31, 2005)
	Past One Year	Past 5 Years	Past 10 Years
Return before taxes	1.72%	4.41%	4.51%
Return after taxes on distributions	1.70%	4.33%	4.48%
Return after taxes on distributions and sale of fund shares	2.28%	4.30%	4.44%
Lehman Muni Index*	3.51%	5.59%	5.71%

After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Also, actual after-tax returns depend on an investor's tax situation and may differ from those shown. After-tax returns shown are not relevant to investors who hold their shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts (IRAs).

National Fund

During the period shown in the bar chart, the highest return for a quarter was 5.36% (quarter ended September 30, 2002) and the lowest return for a quarter was -2.84% (quarter ended June 30, 2004).

Average Annual Total Returns (for the periods ending December 31, 2005)
	Past One Year	Past 5 Years	Past 10 Years
Return before taxes	1.00%	4.16%	4.39%
Return after taxes on distributions	0.92%	4.14%	4.39%
Return after taxes on distributions and sale of fund shares	1.93%	4.02%	4.27%
Lehman Muni Index*	3.51%	5.59%	5.71%

After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Also, actual after-tax returns depend on an investor's tax situation and may differ from those shown. After-tax returns shown are not relevant to investors who hold their shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts (IRAs).

*The Lehman Brothers Municipal Bond Index is a recognized, unmanaged index of approximately 25,000 investment grade municipal bonds.

To obtain the most current 30-day yield for any other fund, call our shareholder service department toll-free at 888-670-3600.

Fees and Expenses of the Trust

This table describes the fees and expenses that you may pay if you buy and hold shares of any fund offered by Mosaic Tax-Free Trust.

Shareholder Fees (fees paid directly from your investment)
Maximum Sales Charge
(Load) Imposed on Purchases (as a percentage of offering price)	None
Maximum Deferred Sales Charge (Load) (as a percentage of offering price)	None
Redemption Fee	None
Exchange Fee	None

Annual Fund Operating Expenses (expenses that are deducted from Fund assets)

	Arizona Fund	Missouri Fund	Virginia Fund	National Fund
Management Fees	0.63%	0.63%	0.63%	0.63%
Distribution (12b-1) Fees	None	None	None	None
Other Expenses	0.48%	0.44%	0.39%	0.44%
Total Annual Fund Operating Expenses	1.11%	1.08%	1.02%	1.07%

Example:

This Example is intended to help you compare the cost of investing in a fund offered by Mosaic Tax-Free Trust with the cost of investing in other mutual funds. For simplicity, fee and expense percentages above are rounded to two decimal places.

The Example assumes that you invest $10,000 in the fund for the time periods indicated. The Example also assumes that your investment has a 5% return each year and that the fund's operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions your costs would be:

	Arizona Fund	Missouri Fund	Virginia Fund	National Fund
1 year	$113	$110	$104	$109
3 years	$353	$343	$325	$340
5 years	$612	$595	$563	$590
10 years	$1,352	$1,317	$1,248	$1,306

Additional fees and transaction charges described in Mosaic's "Guide to Doing Business," if applicable, will increase the level of expenses that can be incurred. (For example, fees are charged for certain wire transfers, stop payments on checks and bounced investment checks). In addition, if you purchase or redeem shares in the Trust through a securities broker you may be charged a transaction fee by the broker for handling of the transaction. The Trust does not receive these fees. You can engage in any transaction directly with the Trust to avoid such charges.

We can make payments out of our investment advisory fee to other persons, including broker-dealers that make one or more of the Trust's funds available to investors pursuant to any "no transaction fee" or similar network or service they provide. The payment may be a percentage of assets invested through their institution, it may reflect a direct reimbursement for the institution's expenses in permitting your investment to be made through their institution, or it may be a combination of both. We make these payments out of our own resources.

Investment Objectives

Each mutual fund portfolio offered by the Trust shares a common objective: To receive income from municipal bonds and to distribute that income to its investors as tax-free dividends. Generally, a "municipal" bond is one that is issued by a city, state or county government. As a result, all dividends from each of the four funds offered by the Trust are intended to be free from federal income tax.

The Arizona, Missouri and Virginia Funds have a second objective: To distribute dividends that are intended to be exempt from state (and local) tax as well as federal tax.

There can be no assurance that the objective of any fund will be achieved.

Although the investment objective of any fund may be changed without shareholder approval, shareholders will be notified in writing prior to any material change.

Implementation of Investment Objectives

We select bonds for each fund that we believe provide the highest combination of yield (the interest rate the bond pays in relation to its price), credit risk and diversification for the respective fund. To a lesser extent, we also consider whether a particular bond may increase in value from its price at the time of purchase. We research and analyzes bonds with the following principal investment strategies in mind:

Municipal Bonds

Each fund seeks to achieve its objective through diversified investment in municipal bonds. These securities may be issued by state governments, their political subdivisions (for example, cities and counties) and public authorities (for example, school districts, housing authorities, etc.). The funds may also invest in bonds that, under federal law, are exempt from federal and state income taxation, such as bonds issued by the District of Columbia, Puerto Rico, the Virgin Islands and Guam.

The Arizona, Missouri and Virginia Funds will invest in bonds that are exempt from federal and state income tax for residents of the state of issue. The National Fund will invest in bonds that are exempt from federal income tax.

We will rely on the opinion of counsel to the issuer of these bonds that they are, in fact, exempt from tax.

We have a fundamental policy that at least 80% of each fund will be invested in the type of tax-exempt securities described by each respective fund's name. Since this is a fundamental policy, we cannot change the policy without shareholder vote.

Bond Diversification

Each fund invests in general obligation bonds of states and municipalities (backed by the general credit of the issuing city, state or county) and specific or limited purpose bonds (supported by a specific power company, hospital or highway project, etc.). Each fund seeks to limit its exposure from any single issuer. This is accomplished by limiting fund purchases from any issuer to no more than 5% of the fund's value at time of purchase.

Bond Maturity

Each fund invests in intermediate and long-term bonds. This is because they normally provide a higher return than comparably rated shorter-term bonds. However, long-term bonds have a greater tendency to fluctuate in value as interest rates change.

The bonds in any fund may have an average maturity of 15 years or more. Average maturities of 7 to 15 years will be more typical. An average maturity of 6 years or less may be appropriate in some market conditions.

Bond Quality

The Trust only purchases "investment grade" bonds. That means bonds in the top four rating categories awarded by nationally recognized statistical rating organizations such as Moody's and S&P (e.g., AAA, AA, A and BBB). (You should refer to the Statement of Additional Information if you would like more detail about the meaning of bond ratings.)

If a fund owns a bond that is downgraded below investment grade, the fund will sell the bond. We will attempt to sell the bond so as to avoid incurring a substantial loss. As a result, the affected fund may have to hold the bond for awhile after its downgrade in an attempt to avoid selling it at a "fire sale" price.

Portfolio Trading Activity - Taxable Capital Gains Potential

We may alter the composition of any fund with regard to quality and maturity and it may sell securities prior to maturity. Under normal circumstances, however, turnover for each fund is generally not expected to exceed 100%.

Sales of fund securities may result in capital gains that are not exempt from taxation. This can occur any time a fund sells a bond at a price that was higher than the price it paid for the bond, even if the fund does not engage in active or frequent trading.

Under normal circumstances, no fund will engage in active or frequent trading of its bonds. However, it is possible that we will determine that market conditions require a significant change to the composition of a fund's portfolio. (For example, if interest rates rise or fall significantly, we may attempt to sell bonds before they lose much value.) Also, if a fund experiences large swings in shareholder purchases and redemptions, we may be required to sell bonds more frequently in order to generate the cash needed to pay redeeming shareholders.

Under these circumstances, the fund could make a taxable capital gain distribution.

Temporary Defensive Position

We might determine that extraordinary conditions exist (such as tax law changes or a need to adopt a defensive investment position) that make it advisable to invest a larger portion of any fund's assets in taxable investments. If this occurs, more than 20% and even as much as 100% of a Fund's assets could be invested in securities whose income is taxable on the federal or state level. If this situation were to occur, the affected Fund would not be invested in a manner designed to achieve its investment objective.

Risks

Interest Rate and Market Risk

The value of shares purchased in each fund will fluctuate due to changes in the value of securities held by such fund. At the time an investor sells his or her shares, they may be worth more or less than their original cost.

Municipal securities tend to increase in value when prevailing interest rates fall, and to decrease in value when prevailing interest rates rise. The longer the maturities of the bonds held in the fund, the greater the magnitude of these changes. Investments with the highest yields may have longer maturities or lower quality ratings than other investments, increasing the possibility of fluctuations in value per share.

Legislative Risk

Municipal bonds pay lower rates of interest than comparable corporate bonds because of the tax-free nature of their interest payments. If the tax-free status of municipal securities is altered or eliminated by act of Congress or the legislature of any particular state, the value of the affected bonds will drop. This is because their low interest payments will be less competitive with other taxable bonds.

Capital Gains Tax-Related Risk

While dividend income is expected to be tax-free, shareholders in each fund can recognize taxable income in two ways:

  If you sell your shares at a price that is higher than when you bought them, you will have a taxable capital gain. On the other hand, if you sell your shares at a price that is lower than the price when you bought them, you will have a deductible capital loss.
  In the event a fund sells more securities at prices higher than when they were bought by the fund, the fund may pass through the profit it makes from these transactions by making a taxable capital gain distribution. (The discussion regarding Portfolio Trading Activity - Taxable Capital Gains Potential in the previous section above explains what circumstances can produce taxable capital gains.)

Alternative Minimum Tax-Related Risk

In addition to possible taxable capital gain distributions, certain bonds owned by the Trust generate income that is subject to the Alternative Minimum Tax ("AMT"). The interest on these "private activity" bonds could become subject to AMT if you are a taxpayer that meets the AMT criteria. If you are subject to AMT, you will be required to add any income attributable to these bonds (as reported by the Trust annually) to other so-called "tax preference items" to determine possible liability for AMT. Income from AMT bonds may not exceed 20% of any fund's net income.

Call Risk

We may buy "callable bonds." This means that the issuer can redeem the bond before maturity. An issuer may want to call a bond after interest rates have gone down. If an issuer calls a bond we own, we could have to reinvest the proceeds at a lower interest rate. Also, if the price we paid for the bond was higher than the call price, the effect is the same as if the affected fund sold the bond at a loss.

Risk of Default

Although each fund invests only in investment grade bonds, it is still possible that unexpected events (for example, unexpected state or municipal budget deficits brought about by a disaster or unforeseen economic developments, fraud or corruption within a state or municipal government, unanticipated costs resulting from new state legislation or entitlements, etc.) could cause the municipality issuing a bond to be unable to pay either principal or interest on its bond. This could cause the bond to go into default and lose value. A full description of the characteristics of investment grade bonds is contained in the Statement of Additional Information.

Portfolio Specific Risks

Arizona, Missouri and Virginia Funds are Not Diversified Geographically. Since each of these funds will invest primarily in securities issued by one state, each fund is susceptible to changes in value due to political and economic factors affecting its state. Discussed below are various risks you should consider when investing in a single state bond fund. We monitor these developments and unique situations in each state. We attempt to make purchases or sales for the Trust with these specific state related risks in mind.

Arizona Fund

The State of Arizona does not issue general obligation bonds. As a result, Arizona municipal bonds are issued by local jurisdictions (cities, school districts) or are tied to specific municipal projects. This also means that bonds are not always backed by state-wide revenues.

Arizona's population is concentrated in the Phoenix area. Also, the state-wide population tends to fluctuate seasonally. The State has a significant winter tourist and part-time resident population. Past economic expansion in Arizona occurred during periods when the State enjoyed a relatively low cost of living. The cost of living, particularly the cost of housing, has materially increased in Arizona. These demographic factors affect the amounts of revenue generated to pay for Arizona bonds. It also limits the diversity of these bonds.

Finally, in order to equalize school districts in Arizona, the State government controls school funding. The State is required to fund existing deficiencies. This may require the State to issue additional school bond financing. The State faces particular challenges funding health and education in light of population growth and border issues. However, significant increases in sales and income taxes stabilized the State's budget and a variety of Arizona's debt obligations have seen their ratings improve as of the date of this prospectus. The State is seeing its debt burden increase and future budget constraints remain in light of a state legislature generally unwilling to raise taxes or increase state borrowing.

Missouri Fund

Missouri has a higher than average reliance on manufacturing revenue. Some of this manufacturing is in the cyclical automobile and defense-related industries. As a result, Missouri revenues can be reduced when these industries enter a slow period.

Missouri is somewhat more dependent on transportation (railroads, trucking and air) than the nation as a whole. If the oil costs rise or other factors affect the transportation sector, Missouri could be more seriously affected than other states.

Missouri's Constitution requires the State to refund to taxpayers all revenue above certain limits tied to personal income growth. The State's 2005 and 2006 budgets call for balanced operations with no increase to the State's major taxes. The 2006 budget calls for the elimination of nearly 1,200 state jobs. Nevertheless, like many state governments, the State is facing increasing costs for health care (Medicaid) and public education.

Virginia Fund

Virginia is required to have a balanced budget. After years of service cuts and accumulated operating deficits, the Commonwealth's General Assembly recently reformed the budget to, among other things, increase sales taxes and impose a 20 cent tax on cigarettes. Tax reform is expected to add significant new revenues to help pay for increasing education and health and human services costs. The Commonwealth is replenishing its recently depleted stabilization fund.

Virginians have a higher than average reliance on the Federal government for employment than other states. At the same time, the Federal government is attempting to reduce its size. Although much of the Federal civilian workforce reductions in Virginia have already occurred, the State remains vulnerable to military reductions and base closings. However, the growth of internet and telecommunications related high-tech represents a point of economic vulnerability due to the high-tech focus in northern Virginia. The recent high-tech decline has negatively affected real estate values. Finally, inexpensive textile and apparel from China could devastate an already struggling Virginia textile sector. Two industries, information and manufacturing, driven by textile and apparel, were seeing losses in 2005 in excess of those of 2004.

Portfolio Holdings

Portfolio securities information is available on the Mosaic website at www.mosaicfunds.com. It can be accessed for any fund by "clicking" on the name of the fund in which you are interested from the second "drop down" menu entitled "The Funds" on the Mosaic website's front page and then selecting "Portfolio of Investments." Top 10 holdings current to the most recent calendar quarter is initially provided. You may also obtain a complete list of portfolio holdings by selecting the link to "Complete (name of Fund) Portfolio Holdings" at the bottom of the "Top 10 Holdings" page. Mosaic's policy is to post this information after five business days have passed after the end of the quarter and to keep the information on the website until the next quarterly information is posted. In response to shareholder demand, we may increase the frequency with which we post portfolio holdings to reflect the most recent month-end. A complete description of the Trust's policies and procedures with respect to the disclosure of each of its fund's portfolio securities is available in the Trust's Statement of Additional Information ("SAI"). (See the back cover for information about the SAI.)

Management

The Advisor

We are Madison Mosaic, LLC, a wholly owned subsidiary of Madison Investment Advisors, Inc. ("Madison"), both located at 550 Science Drive, Madison, Wisconsin. As of the date of this prospectus, we manage approximately $425 million in the Mosaic family of mutual funds, which includes stock, bond and money market portfolios. Madison, a registered investment advisory firm since 1974, provides professional portfolio management services to a number of clients and, with its subsidiaries, has approximately $11 billion under management as of the date of this prospectus. We share investment management personnel with Madison.

We are responsible for the day-to-day administration of the Trust's activities. Investment decisions regarding each of the Trust's funds can be influenced in various manners by a number of individuals.

Generally, all decisions regarding a fund's average maturity, duration and investment considerations concerning interest rate and market risk are the primary responsibility of Madison's investment policy committee. The investment policy committee is made up of the top officers and managers of Madison.

Day-to-day decisions regarding the selection of individual bonds and other management functions for all of the Trust's funds are primarily the responsibilities of Michael J. Peters and Chris Berberet.

Mr. Peters, portfolio manager and vice president of Madison since joining Madison in February 1997, was formerly Vice President and Fixed-Income Portfolio Manager for Wachovia Asset Management from March 1993 until joining Madison. Mr. Peters became involved in the management of the Trust's six funds on February 20, 1997.

Mr. Berberet, vice president of Madison Mosaic and a principal of Madison, joined Madison in 1992. Since that time, he has continuously been a lead manager for the fixed-income portfolios of Madison's private advisory clients. He has also been a member of Madison's investment policy committee since joining Madison in 1992. Mr. Berberet began managing the Trust's portfolios after July 31, 1996.

Compensation

Investment Advisory Fee. We receive a fee for our services under our Investment Advisory Agreement with the Trust. The fee equals 0.625% per year of the average daily net assets of each fund. This fee is deducted automatically from all accounts and is reflected in the daily price of each fund.

Other Expenses. Under a separate Services Agreement with the Trust, we provide or arrange for each fund to have all other operational and other support services it needs. We receive a fee calculated as a percentage of the average daily net assets of each fund for these services. We also accrue for the fixed, direct expenses paid by the Trust for the compensation of the Trust's Independent Trustees and its independent auditor. At the end of the Trust's most recent fiscal year, this fee (including accrual for direct expenses), was set at the following rates: National Fund -- 0.44%; Arizona Fund -- 0.48%; Missouri Fund -- 0.45%; and Virginia Fund -- 0.39%.

Pricing of Fund Shares

The price of each fund share is based on its net asset value (or "NAV"). This equals the total daily value of the respective fund's assets, minus its liabilities, divided by the total number of outstanding shares. Each fund's NAV is calculated at the close of the New York Stock Exchange each day it is open for trading.

We use the market value of the securities in each fund in order to determine NAV. We obtain the market value from one or more established pricing services. The Trust maintains a "pricing committee" to review market value of portfolio securities to determine whether or not prices obtained from the pricing services are fair. In accordance with policies approved by the Trustees, the pricing committee may determine that the "fair value" of a particular security is different than the market value provided by the pricing service. Although this would be an unusual occurrence for the types of securities held by the Trust, this may occur, for example, due to events or information not known to the pricing service or due to events occurring in other parts of the world. In using fair value pricing, the Trust's goal is to prevent fund share transactions from occurring at a price that is unrealistically high or low based on information known but not reflected in the "market" price of portfolio securities calculated at the close of the New York Stock Exchange.

When you purchase or redeem shares, your transaction will be priced based on the next calculation of NAV after your order is placed. This may be higher, lower or the same as the NAV from the previous day.

Shareholder Information

Dividends and Distributions

The net income for all the funds is declared as dividends monthly. Dividends are paid in the form of additional shares credited to your account at the end of each calendar month, unless you elect in writing to receive a monthly dividend check. Any net realized capital gains would be distributed at least annually. (Please refer to Mosaic's "Guide to Doing Business" for more information about dividend distribution options.)

Frequent Purchases and Redemptions of Fund Shares

General Rule

Mosaic Funds' discourages investors from using the Trust to frequently trade or otherwise attempt to "time" the market. As a result, Mosaic Funds reserves the right to reject a purchase or exchange request for any reason.

Market Timing

Mosaic Funds policy is to block shareholders or potential shareholders from engaging in harmful trading behavior in Mosaic Funds described below. To accomplish this, we reserve the right to reject a purchase or exchange request for any reason, without notice. This policy does not affect a shareholder's right to redeem an account.

Identifiable Harmful Frequent Trading and Market-Timing Activity. Mosaic Funds identifies harmful trading activity as having a negative effect on portfolio management or fund expenses. For example, a fund subject to frequent trading or "market-timing" must maintain a large cash balance in order to permit the frequent purchases and redemptions caused by market-timing activity. Cash balances must be over and above the "normal" cash requirements the fund keeps to handle redemption requests from long-term shareholders, buy and sell portfolio securities, etc. By forcing management to keep greater cash balances to accommodate market timing, a fund may be unable to invest its assets in accordance with the fund's investment objectives. Alternatively, harmful trading activity may require frequent purchase and sale of portfolio securities to satisfy cash requirements. To the extent market-timing activity of this sort requires the affected fund to continually purchase and sell securities, the fund's transaction costs will increase in the form of brokerage commissions and custody fees. Finally, frequent trading activity results in a greater burden on the affected fund's transfer agent (the Mosaic Funds customer service department), increasing transfer agent expenses and, if not actually raising fund expenses, at least preventing us from lowering them.

For all of the above reasons, we monitor cash flows and transfer agent activity in order to identify harmful activity. Furthermore, when approached by firms or individuals who request access for market timing activities, we decline; when trades are attempted without such courtesy we make every effort to block them and prohibit any future investments from the source of such trades. Mosaic Funds does not define market-timing by the frequency or amount of trades during any particular time period. Rather, we seek to prevent market-timing of any type that harms the fund in the manner described above.

Mosaic Funds does not currently impose additional fees on market timing activity, nor does it restrict the number of exchanges shareholders can make, although we reserve the right to impose such restrictions upon notice in the future. Mosaic Funds does not specifically define the frequency of trading that it will consider "market timing" because our goal is to prevent any harm to long-term investors that is caused by any out-of-the-ordinary trading or account activity. As a result, when Mosaic Funds identifies any shareholder activity that causes or is expected to cause the negative results described above, Mosaic Funds will block the shareholder from making future investments. In effect, we will allow harmful market-timers to leave Mosaic and shut our doors to their return.

We will use our discretion to determine whether transaction activity is harmful based on the criteria described above. Except as described below, we do not distinguish between shareholders that invest directly with a fund or shareholders that invest with Mosaic through a broker (either directly or through an intermediary account), an investment advisor or other third party as long as the account is engaging in harmful activity as described above.

Other Risks Associated with Market Timing. Moving money in and out of funds on short notice is a strategy employed by certain investors who hope to reap profits from short-term market fluctuation. This is not illegal, but is discouraged by many funds since it can complicate fund management and, if successfully employed, have a negative impact on fund performance. In particular, a successful "market-timer" could, over time, dilute the value of fund shares held by long-term investors by essentially "siphoning off" cash by frequently buying fund shares at an NAV lower than the NAV at which the same shares are redeemed. Nevertheless, the success of any market-timer is not considered by Mosaic Funds. We will block ALL identifiable harmful frequent trading and market-timing activity described above regardless of whether the market-timer is successful or unsuccessful. In any event, investors in any Mosaic fund should be aware that dilution caused by successful market timing by some shareholders is a risk borne by the remaining shareholders.

Exceptions or Other Arrangements. It is possible that we will not detect certain frequent trading or market timing activity in small amounts that, because of the relatively small size of such activity, is subsumed by the normal day-to-day cash flow of any fund (see the section above entitled "Other Risks Associated with Market Timing"). However, we believe our procedures are adequate to identify any market timing activity having the harmful effects identified in the section entitled "Identifiable Harmful Frequent Trading and Market-Timing Activity" regardless of the nature of the shareholder or method of investment in Mosaic Funds.

Because we discourage market timing in general, Mosaic Funds does not currently, nor does it intend to, have any arrangements or agreements, formal or informal, to permit any shareholders or potential shareholders to directly or indirectly engage in any type of market-timing activities, harmful or otherwise.

Although we believe we make reasonable efforts to block shareholders that engage in or attempt to engage in harmful trading activities, Mosaic Funds cannot guarantee that it will successfully identify and block every shareholder that does it or attempts to do it.

Taxes

Federal Tax Considerations

Each fund offered by the Trust will distribute to shareholders 100% of its net income and net capital gains, if any. At least 80% of the net income each fund distributes will be tax-free income.

Capital gain distributions, if any, will be taxable to you. In January each year, the Trust will send you an annual notice of dividends and other distributions paid during the prior year. While dividends will normally be exempt from income tax, capital gain distributions, if any, are subject to taxation. Capital gain distribu-tions can be taxed at different rates depending on the length of time the securities were held.

Because the share price fluctuates for each fund, if you redeem shares you will create a capital gain or loss that has tax consequences. It is your responsibility to calculate the cost basis of shares purchased. You must retain all statements received from the Trust to maintain accurate records of your investments.

An exchange of any fund's shares for shares of another fund will be treated as a sale of the fund's shares. As a result, any gain on the transaction may be subject to federal, state or local income tax.

For a discussion of the Alternative Minimum Tax ("AMT") and how it may apply to dividends you receive from the Trust, see the discussion entitled "Alternative Minimum Tax-Related Risk" in the "Risks" discussion under the "Implementation of Investment Objectives" section on page 7.

Certification of Tax Identification Number

Account applications without a social security number will not be accepted.

If you do not provide a valid social security or tax identification number, you may be subject to federal withholding at a rate of 28% of dividends, any capital gain distributions and redemptions. Any fine assessed against the Trust that results from your failure to provide a valid social security or tax identification number will be charged to your account.

State Tax Considerations

While dividends from the Arizona, Missouri and Virginia Funds will normally be exempt from income tax for investors in their respective states, capital gain distributions are subject to applicable state taxation in Arizona, Missouri and Virginia.

Normally, the percentage of the National Fund invested in the shareholder's home state becomes the percentage of total dividend income exempt from state taxes. However, in most states, the rest of the dividends from the National Fund will be subject to any state income tax.

Financial Highlights

The following financial highlights tables are intended to help you understand each fund's financial performance for the past 5 years. Certain information reflects financial results for a single fund share. The total returns in the table represent the rate that an investor would have earned on an investment in each fund (assuming reinvestment of all dividends and distributions). This information for the fiscal years ended September 30, 2004 and 2005 has been derived from financial statements audited by Grant Thornton LLP, whose report dated November 4, 2005, along with the financial statements of each of the funds of the Trust, are included in the annual report which is available upon request. Information for prior years was derived from financial statements audited by other auditors.

ARIZONA FUND

	Year Ended September 30,
	2005	2004	2003	2002	2001
Net asset value, beginning of year	$10.84	$10.96	$11.00	$10.63	$10.06
Investment operations:
Net investment income	0.37	0.37	0.38	0.39	0.42
Net realized and unrealized gain (loss) on investments	(0.27)	(0.12)	(0.04)	0.37	0.57
Total from investment operations	0.10	0.25	0.34	0.76	0.99
Less distributions from net investment income	(0.37)	(0.37)	(0.38)	(0.39)	(0.42)
Net asset value, end of year	$10.57	$10.84	$10.96	$11.00	$10.63
Total return (%)	0.97	2.38	3.17	7.37	10.01
Ratios and supplemental data
Net assets, end of year (in thousands)	$5,782	$6,313	$6,605	$6,801	$6,883
Ratio of expenses to average net assets (%)	1.11	1.11	1.11	1.11	1.10
Ratio of net investment income to average net assets (%)	3.44	3.45	3.47	3.69	4.01
Portfolio turnover (%)	--	3	5	15	20

MISSOURI FUND

	Year Ended September 30,
	2005	2004	2003	2002	2001
Net asset value, beginning of year	$11.05	$11.08	$11.24	$10.72	$10.17
Investment operations:
Net investment income	0.38	0.38	0.40	0.41	0.43
Net realized and unrealized gain (loss) on investments	(0.21)	(0.03)	(0.16)	0.52	0.55
Total from investment operations	0.17	0.35	0.24	0.93	.98
Less distributions from net investment income	(0.38)	(0.38)	(0.40)	(0.41)	(0.43)&127;
Net asset value, end of year	$10.84	$11.05	$11.08	$11.24	$10.72
Total return (%)	1.56	3.23	2.24	8.96	9.79
Ratios and supplemental data
Net assets, end of year (in thousands)	$7,606	$8,235	$7,841	$8,569	$7,943
Ratio of expenses to average net assets (%)	1.08	1.08	1.09	1.08	1.08
Ratio of net investment income to average net assets (%)	3.45	3.45	3.63	3.85	4.06
Portfolio turnover (%)	--	2	17	21	16

VIRGINIA FUND

	Year Ended September 30,
	2005	2004	2003	2002	2001
Net asset value, beginning of year	$11.92	$12.06	$12.16	$11.70	$11.14
Investment operations:
Net investment income	0.38	0.41	0.45	0.48	0.49
Net realized and unrealized gain (loss) on investments	(0.15)	--	(0.05)	0.46	0.56
Total from investment operations	0.23	0.41	0.40	0.94	1.05
Less distribution from:
net investment income	(0.38)	(0.41)	(0.45)	(0.48)	(0.49)
net capital gains	(0.08)	(0.14)	(0.05)	--	--
Total distributions	(0.46)	(0.55)	(0.50)	(0.48)	(0.49)
Net asset value, end of year	$11.69	$11.92	$12.06	$12.16	$11.70
Total return (%)	1.94	3.46	3.35	8.22	9.62
Ratios and supplemental data
Net assets, end of year (in thousands)	$27,649	$28,157	$29,681	$30,080	$29,747
Ratio of expenses to average net assets (%)	1.02	1.02	1.01	1.01	1.01
Ratio of net investment income to average net assets (%)	3.22	3.41	3.72	4.05	4.26
Portfolio turnover (%)	12	16	31	27	38

NATIONAL FUND

	Year Ended September 30,
	2005	2004	2003	2002	2001
Net asset value, beginning of year	$11.35	$11.45	$11.53	$10.97	$10.43
Investment operations:
Net investment income	0.37	0.38	0.38	0.41	0.49
Net realized and unrealized gain (loss) on investments	(0.24)	(0.10)	(0.08)	0.56	0.54
Total from investment operations	0.13	0.28	0.30	0.97	1.03
Less distribution from
net investment income	(0.37)	(0.38)	(0.38)	(0.41)	(0.49)
Net asset value, end of year	$11.11	$11.35	$11.45	$11.53	$10.97
Total return (%)	1.19	2.47	2.72	9.08	10.03
Ratios and supplemental data
Net assets, end of year (in thousands)	$21,576	$22,526	$23,489	$24,274	$24,417
Ratio of expenses to average net assets (%)	1.07	1.07	1.07	1.07	1.06
Ratio of net investment income to average net assets (%)	3.31	3.31	3.37	3.70	4.48
Portfolio turnover (%)	9	28	21	56	53

Mosaic Tax-Free Trust has a Statement of Additional Information (SAI) that includes additional information about each Mosaic Tax-Free Fund. Additional information about each Fund’s investments is available in the Trust’s annual and semi-annual reports to shareholders. The the Trust’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the performance of the Trust’s funds during their last fiscal year. The SAI, the Trust’s annual and semi-annual reports and other information about the Trust are available without charge by calling 1-800-368-3195.   Use the shareholder service number below to make shareholder inquiries.

Fund is provided in a separate brochure entitled, “Guide to Doing Business.” Mosaic’s “Guide to Doing Business” is incorporated by reference into this prospectus.

Please call our shareholder service department if you have any questions about any Mosaic Tax-Free Fund or if you would like a copy of any written fund information. Additional information is also available at the Mosaic Funds Internet Investment Center at http://www.mosaicfunds.com

Finally, you can review and copy information about the Mosaic Income Trust (including the SAI) at the SEC’s Public Reference Room in Washington, DC. Information about the operation of the Public Reference Room may be obtained by calling the SEC at 1-202-942-8090. Reports and other information about the Trust are available on the EDGAR Database on the SEC’s Internet site at http://www.sec.gov. Copies of this information may also be obtained, upon payment of a duplicating fee, by electronic request at the following email address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, Washington, DC 20549-0102.

Transfer Agent
Mosaic Funds
P.O. Box 701
Milwaukee, WI 53201-0701
www.mosaicfunds.com

Te l e p h o n e N u m b e r s
Shareholder Service
Toll-free nationwide: (888) 670 3600
Mosaic Tiles (24 hour automated information)
Toll-free nationwide: (800) 336 3063

SEC File Number 811-3486

December 31, 2005

Mosaic's Guide to Doing Business

(including Privacy Policy)

The information disclosed in this Guide is part of and incorporated in the prospectuses of Mosaic Government Money Market, Mosaic Tax-Free Trust, Mosaic Equity Trust and Mosaic Income Trust (Government and Intermediate Income Funds).

Mosaic Funds (R)

www.mosaicfunds.com

An Introduction to Mosaic Services

This brochure is your guide to taking advantage of the many transaction choices available to Mosaic shareholders.

Mosaic's flagship fund, Mosaic Investors, was launched in 1978. Since that time, Mosaic Funds has grown to provide a wide range of investment options, including stock, bond, tax-free and money market funds.

If any of the information in this Guide prompts questions, please call us. Our toll-free nationwide number is 888-670-3600. Shareholder service representatives are available Monday through Friday, from 9:00 a.m. to 8:00 p.m., Eastern time.

Mosaic Tiles, our 24-hour automated information line, can be reached at 800-336-3063. Visit our website for additional information, including daily share prices: http://www.mosaicfunds.com.

Mosaic Funds Privacy Notice to Customers

At Mosaic Funds, our policy is not to disclose nonpublic personal information about our individual shareholders or former shareholders outside of the Mosaic Funds complex except as permitted by law.

Within Mosaic Funds (our affiliated companies include each fund, Madison -- our investment advisor -- and Mosaic Funds Distributor --our broker/dealer distributor), in order to alert you to new, enhanced or improved products or services, we collect nonpublic personal information about you from your account application and from transactions in your account. Each fund may share this information internally with Madison or Mosaic Funds Distributor.

We restrict access to nonpublic personal information about you to those employees who need to know that information to provide products or services to you or to alert you to new, enhanced or improved products or services we provide. We maintain physical, electronic and procedural safeguards that comply with federal standards to guard your nonpublic personal information.

Table of Contents

Shareholder Account Transactions
    Confirmations, Statements and Reports
    Changes to an Account

How to Open An Account
    Important Information About Procedures for Opening a New Account
    Minimum Initial Investment
    By Check
    By Wire
    By Exchange
    Unacceptable Forms of Investment

How to Purchase Additional Shares
    By Check
    By Wire
    By Automatic Investment Plan or "Instant" EFT
    Unacceptable Forms of Investment

How to Redeem Shares
    By Telephone or By Mail
    By Wire
    By Exchange
    By Customer Check
    By Systematic Withdrawal Plan

Special Redemption Rules for IRAs

Distribution Options

Payments in Kind

How to Close an Account

Other Fees and Minimum Balance Requirement
    Returned Investment Check Fee
    Minimum Balance
    Broker Fees
    Research and Other Fees

Retirement Plans and Custodian Fees
    Traditional IRAs
    Roth IRAs
    Conversion Roth IRAs
    Education IRAs
    Employer Plans

SHAREHOLDER ACCOUNT TRANSACTIONS

Confirmations and Statements

Daily Transaction Confirmation.

All purchases and redemptions (unless systematic) are confirmed in writing with a transaction confirmation. Transaction confirmations are usually mailed on the same day a transaction is posted to your account. Therefore, you should receive the confirmation in the mail within a few days of your transaction.

Quarterly Statement.

Quarterly statements are mailed at the end of each calendar quarter. The statements reflect account activity through the most recent quarter. At the end of the calendar year, the statement will reflect account activity for the entire year.

We strongly recommend that you retain all daily transaction confirmations until you receive your quarterly statements. Likewise, you should keep all of your quarterly statements until you receive your year-end statement showing the activity for the entire year.

Householding Delivery of Shareholder Documents.

In addition to your transaction confirmations and quarterly statements, you will also receive an annual update of the prospectus for your fund and periodic financial statements.  Only one prospectus and one annual and semi-annual report (or similar report or disclosure document) will be sent to family members sharing the same address unless a request is made for multiple mailings.  Sending only one copy of these documents is efficient, saves paper products and reduces the volume of your mail.

Changes to an Account

To make any changes to an account, we recommend that you call us to discuss the changes to be made and ask about any documentation that you may need to provide. Though some changes may be made by phone, generally, in order to make any changes to an account, Mosaic may require a written request signed by all of the shareholders with their signatures guaranteed.

Telephone Transactions. Mosaic Funds has a number of telephone transaction options. You can exchange your investment among the funds in the family, request a redemption and obtain account balance information by telephone. Mosaic will employ reasonable security procedures to confirm that instructions communicated by telephone are genuine; and if it does not, it may be liable for losses due to unauthorized or fraudulent transactions. These procedures can include, among other things, requiring one or more forms of personal identification prior to acting upon your telephone instructions, providing written confirmations of your transaction and recording all telephone conversations with shareholders. Certain transactions, including some account registration changes, must be authorized in writing.

Certificates. Certificates will not be issued to represent shares in any Mosaic fund.

HOW TO OPEN A NEW ACCOUNT

Important Information About Procedures for
Opening a New Account

In compliance with the USA PATRIOT Act of 2001, Mosaic will verify certain information on your account application as part of our anti-money laundering program. As requested on the application, you must supply your full name, date of birth, social security number and permanent street address. Mailing addresses containing a P.O. Box may not be accepted. Please contact us at 888-670-3600 if you need additional assistance when completing your application. If we do not have a reasonable belief of your identity, your account will be rejected or you will not be allowed to perform a transaction in your account until such information is received. Mosaic also reserves the right to close your account within five (5) business days if you do not provide us with required clarifying identity information and/or documentation.

What this means for you: When you open an account, we will ask for your name, address, date of birth, and other information that will allow us to identify you. We may also ask for other identifying documents or information.

Minimum Initial Investment

  $1,000 for a regular account
  $500 for an IRA account*
  $100 for an Education Savings Account with automatic monthly investments of at least $100*

Mosaic may waive the minimum initial investment for accounts opened through institutional relationships like “wrap account” programs, etc.

*Not available to Mosaic Tax-Free Trust accounts.

By Check

Open your new account by completing an application and sending it along with a check payable to Mosaic Funds as follows:

Regular Mail:

Mosaic Funds
c/o US Bancorp Fund Services, LLC
P.O. Box 701
Milwaukee, WI 53201-0701

Overnight:

Mosaic Funds
c/o US Bancorp Fund Services, LLC
615 E. Michigan Street, 3rd Floor
Milwaukee, WI 53202

By Wire

Please call Mosaic before you wire money (no later than close of New York Stock Exchange) to ensure proper and timely credit to your account.

If you are making your first investment with Mosaic, we must have a completed account application before you wire funds. You can mail or overnight deliver your account application to us. You may also fax the account application by calling us at 888-670-3600 for a fax number. Upon receipt of your completed account application, we will establish an account for you. The account number assigned will be required as part of the instruction that you should give to your bank to send the wire. Your bank must include both the name of the applicable Mosaic fund you are purchasing and your name so that monies can be correctly applied. Your bank should transmit funds by wire to:

Please wire money to:

US Bank Milwaukee, NA
777 East Wisconsin Avenue
Milwaukee, WI
ABA # 075000022
Credit: US Bancorp Fund Services Acct # 112-952-137
FFC: Mosaic ______________________ [fund name]
(Shareholder name, fund #, and account number)

By Exchange

You may open a new account by exchange from an existing account when your new account will have the same registration and tax identification number as the existing account. A new account application is required only when the account registration or tax identification number will be different from the application for the existing account. Exchanges may only be made into funds that are sold in the shareholder's state of residence.

Unacceptable Forms of Investment

Mosaic does not accept payment in cash. Mosaic does not accept cashier’s checks in amounts of less than $10,000. To prevent check fraud, Mosaic does not accept third party checks, Treasury checks, credit card “convenience” checks, traveler’s checks, money orders or starter checks for the purchase of shares. If your check does not clear, your purchase will be cancelled. If your check is returned for any reason, a $25 fee will be assessed against your account. You will also be responsible for any losses suffered by your Mosaic fund as a result. Mosaic reserves the right to reject any purchase in whole or in part.

HOW TO PURCHASE ADDITIONAL SHARES

Purchase Price.

Share prices (net asset values or "NAV") are determined every day that the NY Stock Exchange is open. Purchases are priced at the next share price determined after the purchase request is received in proper form by Mosaic.

Purchases and Uncollected Funds.

Sometimes a shareholder investment check or electronic transfer is returned to Mosaic Funds unpaid. In other words, we sometimes get checks that bounce. Mosaic has a procedure to protect you and other shareholders from loss resulting from these items. We may delay paying the proceeds of any redemption for 12 days or more until we can determine that the check or other deposit item (including purchases by Electronic Funds Transfer "EFT") used for purchase of the shares has cleared. Such deposit items are considered "uncollected" until Mosaic determines that they have actually been paid by the bank on which they were drawn.

Purchases made by federal funds wire are considered collected when received and not subject to the 12 day hold. All purchases earn dividends from the day after the day of credit to a shareholder's account, even while not collected.

Minimum Subsequent Investment

Subsequent investments may be made for $50 or more.

Mosaic may waive this minimum for accounts associated with institutional relationships like “wrap account” programs, etc.

By Check

Please make your check payable to Mosaic Funds. Mosaic generally does not accept third party checks.  Mail it along with an investment slip or, if you don't have one, please write your fund and account number (and the name of the fund) on your check.

Regular Mail:

Mosaic Funds
c/o US Bancorp Fund Services, LLC
P.O. Box 701
Milwaukee, WI 53201-0701

Overnight:

Mosaic Funds
c/o US Bancorp Fund Services, LLC
615 E. Michigan Street, 3rd Floor
Milwaukee, WI 53202

By Wire

If you are making a subsequent purchase, your bank should wire funds as indicated below. To ensure proper and timely credit of a wire, you should notify us at 888-670-3600 before each wire is made. It is essential that your bank include complete information about your account in all wire instructions. If you have questions about how to invest by wire, please call us. Your bank may charge you a fee for sending a wire to Mosaic.

Please wire money to:

US Bank Milwaukee, NA
777 East Wisconsin Avenue
Milwaukee, WI
ABA # 075000022
Credit: US Bancorp Fund Services Acct # 112-952-137
FFC: Mosaic ______________________ [fund name]
(Shareholder name, fund #, and account number)

By Automatic Investment Plan or "Instant" EFT

You can elect to have a monthly (or less frequent) automatic investment plan. Mosaic will automatically debit your checking or savings account, on a predetermined basis, to purchase shares in your account. In order to participate in this plan, your financial institution must be a member of the Automated Clearing House (ACH) network. Any change or termination of the plan should be submitted to Mosaic at least five (5) days prior to the desired effective date. The minimum monthly investment for the plan is $100.

You may also make “instant” or “on-demand” purchases by electronic funds transfer through the ACH network by calling Mosaic to place your order. Orders must be in the amount of $100 or more. Like the Automatic Investment Plan, banking information must be established on your account prior to making a purchase. Your shares will be purchased at the net asset value calculated on the day of your purchase order. Mosaic does not charge for this service. However, if your order is rejected by your financial institution, a $25 fee will be charged to your account.

Unacceptable Forms of Investment

In general, you cannot make subsequent investments to a Mosaic account using a third party check (endorsing a check made out to you or another person) or with a credit card “convenience” check or by money order.

HOW TO REDEEM SHARES

Redemption Price.

Share prices (net asset values or "NAVs") are determined every day that the New York Stock Exchange is open. Redemptions are priced at the next share price determined after the redemption request is received in proper form by Mosaic.

Signature Guarantees.

To protect your investments, Mosaic requires signature guarantees for certain redemptions.

What is a signature guarantee? It is a certification by a financial institution that knows you and recognizes that your signature on a document is genuine.

A signature guarantee helps Mosaic ensure the identity of the authorized shareholder(s). If you anticipate the need to redeem large amounts of money, we encourage you to establish pre-authorized bank wire instructions on your account. You can pre-authorize bank wire instructions by completing the appropriate section of a new application or by calling us to inquire about any necessary documents. A signature guarantee may be required to add or change bank wire instruction on an account.

A signature guarantee is required for any redemption when:

(1) the proceeds are to be greater than $50,000, (2) the proceeds are to be delivered to someone other than you, as shareholder of record, (3) the proceeds are to be delivered to an address other than your address of record, or (4) you made any change to your registration or account privileges within the last 15 days.

Redemptions and Uncollected Funds.

Payment of your redemption proceeds will be made promptly, but not later than seven days after the receipt of your request in good form. However, in order to prevent possible fraud against any fund, we may delay paying the proceeds of any redemption until we can determine that the check or other deposit item (including purchases by Electronic Funds Transfer “EFT”) used to purchase shares has cleared. Such deposit items are considered “uncollected” until Mosaic determines that the bank on which they were drawn has actually paid them. This may take up to 12 days. Purchases made with federal funds wire are considered collected when received and not subject to the 12-day hold.

By Telephone or By Mail

Upon request by telephone or in writing, we will send a redemption check up to $50,000 to you, the shareholder, at your address of record only. A redemption request for more than $50,000 or for proceeds to be sent to anyone or anywhere other than the shareholder at the address of record must be made in writing, signed by all shareholders with their signatures guaranteed. See section "Signature Guarantees" above. Redemption requests in proper form received by mail and telephone are normally processed within one business day.

Stop Payment Fee. To stop payment on a check issued by Mosaic, call our Shareholder Service department immediately.

Normally, Mosaic Funds charges a fee of $25.00, or the cost of stop payment, if greater, for stop payment requests on a check issued by Mosaic on behalf of a shareholder. Certain documents may be required before such a request can be processed.

By Wire

With one business day's notice, we can send funds by wire transfer to the bank and account designated on the account application or by subsequent written authorization. If you anticipate the need to redeem large amounts of money, we encourage you to establish pre-authorized bank wire instructions on your account. You can pre-authorize bank wire instructions by completing the appropriate section of a new application or by calling us to inquire about any necessary documents. A signature guarantee may be required to add or change bank wire instruction on an account. See pages 8-9 for signature guarantee requirements.

Mosaic accepts signature guarantees from banks with FDIC insurance, certain credit unions, trust companies, and members of a domestic stock exchange. A guarantee from a notary public is not an acceptable signature guarantee.

Redemptions by wire can be arranged by calling the telephone numbers on the back page of your prospectus and this Guide to Doing Business. Requests for wire transfer must be made by 4:00 p.m. Eastern time the day before the wire will be sent.

Wire Fee. There will be a $15 fee for redemptions by wire to domestic banks. Wire transfers sent to a foreign bank for any amount will be processed for a fee of $30 or the cost of the wire if greater.

By Exchange

You can redeem shares from one Mosaic account and concurrently invest the proceeds in another Mosaic account by telephone when your account registration and tax identification number are the same. There is no charge for this service.

By Customer Check

If you requested check writing privileges and submitted a signature card, you can write checks in any amount payable to anyone. Check writing privileges are not available from Mosaic Equity Trust accounts.

A confirmation statement showing the amount and number of each check you write will be sent to you. Mosaic does not return canceled checks, but will provide copies of specifically requested checks.

Stop Payment Fee. To stop payment on a customer check that you wrote, call us immediately.

Mosaic will honor stop payment requests on unpaid checks that you wrote for a fee of $25.00.

Ordering Customer Checks. When you complete a signature card for check writing privileges an initial supply of preprinted checks will be sent free of charge. The cost of check reorders is $3.00 and will be charged to the shareholder's account.

By Systematic Withdrawal Plan

You can elect to have a systematic withdrawal plan whereby Mosaic will automatically redeem shares in your Mosaic account and send the proceeds to a designated recipient. To establish a systematic withdrawal plan, complete the appropriate section of the application or call us for information. The minimum amount for a systematic withdrawal is $100. Shareholders may change the amount or discontinue the systematic withdrawal plan anytime, but should allow five days to process the change.

Electronic Funds Transfer Systematic Withdrawal. A systematic withdrawal can be processed as an electronic funds transfer, commonly known as EFT, to credit a bank account or financial institution.

Check Systematic Withdrawal. Or it can be processed as a check that is mailed to anyone you designate.

Special Redemption Rules for IRAs. Because IRA owners must make a written withholding election for income tax purposes when they redeem shares from their IRA, you must request IRA redemptions in writing. Before you think you may need to redeem funds from your IRA at Mosaic, call us for a form that contains the required tax election provisions.

Shareholders must indicate on their redemption request whether or not to withhold federal income tax. Income tax withholding of 10% will apply to redemption requests unless you elect not to have tax withheld.

DISTRIBUTION OPTIONS

Each Mosaic Fund may make periodic payments of dividends from income or capital gains. Your account application allows you to select the distribution option you would like for each type of distribution. If you do not make a selection on your application, all your distributions will be automatically reinvested in your account.

If you do not want your distributions automatically reinvested, you can have your distributions (1) automatically invested in another Mosaic account, (2) paid to you by check or (3) deposited directly to your bank account. However, for your protection, if you elect to receive distributions in cash and the U.S. Postal Service cannot deliver your check, or if a check remains uncashed for six months, we reserve the right to reinvest your distribution check in your account at your fund's then current net asset value and to reinvest all subsequent distributions.

PAYMENTS IN KIND

If, in the opinion of the Trustees, extraordinary conditions exist which make cash payments undesirable, payments for any shares redeemed may be made in whole or in part in securities and other property of any Trust. However, each Trust elected, pursuant to rules of the Securities and Exchange Commission, to permit any shareholder of record to make redemptions wholly in cash to the extent the shareholder's redemptions in any 90-day period do not exceed the lesser of 1% of the aggregate net assets of any Trust or $250,000.

Any property of any Trust distributed to shareholders will be valued at fair value. In disposing of any such property received from a Trust, a shareholder might incur commission costs or other transaction costs. There is no assurance that a shareholder attempting to dispose of any such property would actually receive the full net asset value for it. Except as described herein, however, we intend to pay for all share redemptions in cash.

HOW TO CLOSE AN ACCOUNT

To close an account, you should call us and request that your account be closed. You cannot close your account by writing a check.

When you close your account, shares will be redeemed at the next determined net asset value. You can close your account by telephone, wire transfer or by mail as explained above in the section "How To Redeem Shares."

OTHER FEES AND MINIMUM BALANCE REQUIREMENT

Returned Investment Check Fee

Your account will be charged (by redemption of shares) $25.00 for items deposited for investment that are returned unpaid for any reason.

Minimum Balance

Mosaic reserves the right to involuntarily redeem accounts with balances of less than $700. Prior to closing any such account, Mosaic will give you 30 days written notice, during which time you may increase the balance to avoid having the account closed.   This does not apply to IRA or Education Savings Accounts.

Broker Fees.

If you purchase or redeem shares through a securities broker, your broker may charge you a transaction fee. This charge is kept by the broker and not transmitted to Mosaic Funds. However, you can engage in any transaction directly with Mosaic Funds to avoid such charges.

Research and Other Fees

Shareholders who need investment records for years prior to the past calendar year may be charged a research fee of $5.00 per request.  Mosaic reserves the right to impose additional charges, upon 30 days written notice, to cover the costs of unusual transactions. Services for which charges could be imposed include, but are not limited to, processing items sent for special collection, international wire transfers, research and processes for retrieval of documents or copies of documents.

RETIREMENT PLANS AND CUSTODIAN FEES

All Mosaic Funds except Mosaic Tax-Free Trust can be used for retirement plan investments, including IRAs.

Annual IRA Fee and Fee Waiver. Effective in 2003, there will be a $15.00 fee per IRA account with a $30.00 maximum per year. You can prepay this fee.  Mosaic will waive the annual IRA fee if the value of all your Mosaic IRA accounts is at least $30,000 or if the value of all your Mosaic accounts (both IRA and non-IRA) is at least $100,000.   The waiver is based on accounts with the same social security number, valued at the time the IRA fee is charged.

Distribution and Transfer Fees. There is a $25.00 fee for each distribution from an IRA (including rollovers) or transfer of an IRA to another institution.  This fee does not apply to redemptions established under a systematic withdrawal program.

Excess Contribution and Recharacterization Fees. There is a $25 fee to process a refund of an excess IRA contribution in any year. Also, IRA contributions that must be reconverted or recharacterized are subject to this $25 processing fee.

Traditional IRAs

Traditional Individual Retirement Accounts ("Traditional IRAs") may be opened with a reduced minimum investment of $500. Even though they may be nondeductible or partially deductible, traditional IRA contributions up to the allowable annual limits may be made, and the earnings on such contributions will accumulate tax-free until distribution. Traditional IRA contributions that you deducted from your income taxes and the earnings on such contributions will be taxable when distributed.

Mosaic Funds will provide you with an IRA disclosure statement with an IRA application. The disclosure statement explains various tax rules that apply to traditional IRAs. A separate application is required for IRA accounts.

Roth IRAs

Roth IRA may be opened with a reduced minimum investment of $500. Roth IRAs are nondeductible; however, the earnings on such contributions will accumulate and are distributed tax-free as long as you meet the Roth IRA requirements.

Mosaic Funds will provide you with an IRA disclosure statement with an IRA application. The disclosure statement explains various tax rules that apply to Roth IRAs. A separate application is required for IRA accounts.

Conversion Roth IRAs

You may convert all or part of your Traditional IRA into a Roth IRA at Mosaic. Please call us for a Conversion Roth IRA form if you want to accomplish this conversion. You will be required to pay taxes on some or all of the amounts converted from a traditional IRA to a Conversion Roth IRA. You should consult your tax advisor and your IRA disclosure statement before you accomplish this conversion.

Education Savings Account ("Education IRA")

Mosaic Funds offers Coverdell Education Savings Accounts (previously known as "Education IRAs"). Eligible investors may establish an Education Savings Account with a reduced minimum investment of $100 as long as the shareholder establishes and maintains a Mosaic Education Savings Account automatic investment plan of at least $100 monthly.

The Mosaic Education Savings Account is designed to invest up to $166.67 each month.  As a result, each Mosaic Education Savings Account that is open for a full year will reach, but not exceed, the annual $2,000 limit. If you establish a Mosaic Education Savings Account program in the middle of the year, you can make an additional investment during the year to the Education Savings Account to make up for any months you missed before your automatic monthly investments started.

Mosaic Funds will provide you with an Education Savings Account disclosure document with an Education Savings Account application. The disclosure document explains various tax rules that apply to Education Savings Accounts. A separate application is required for Education Savings Accounts.

Education Savings Account Fee. Mosaic does not charge an annual fee on Education Savings Accounts that have an active automatic investment plan of at least $100 monthly or on Education Savings Accounts of $5,000 or greater. All other Education Savings Accounts may be charged a fee of $15.00 for each Education Savings Account, with a $30.00 maximum per year. You can prepay this fee.

Employer Plans

Mosaic also offers SEP IRAs and SIMPLE retirement plans. Further information on the retirement plans available through Mosaic, including minimum investments, may be obtained by calling Mosaic's shareholder service department.

Telephone Numbers

Shareholder Service
Toll-free nationwide: 1 888 670-3600

Mosaic Tiles (24 hour automated information)
Toll-free nationwide: 1 800 336-3063

New Accounts
Toll-free nationwide: 1 800 368-3195

Transfer Agent

Mosaic Funds
c/o US Bancorp Fund Services, LLC
P.O. Box 701
Milwaukee, WI 53201-0701

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